EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-15689, No. 333-42534, No. 333-65924, and No. 333-129698 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan, Registration Statement No. 333-129699 for the Century Aluminum 401(k) Plan, Registration Statement No. 333-07239 for the Century Aluminum Company of West Virginia, Inc. Salaried Employee Defined Contribution Retirement Plan, Registration Statements No. 333-129697 and No. 333-28827 for the Century Aluminum Company of West Virginia, Inc. United Steelworkers of America Savings Plan (all on Forms S-8) and Post-Effective Amendment No. 2 to Registration Statement No. 333-143315 (on Form S-3) of our reports dated February 27, 2009 (October 20, 2009 as to the effect of the January 1, 2009 adoption of the new accounting standard requiring retrospective application described in Note 1), relating to the financial statements (which report expressed an unqualified opinion and included an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes and an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements for the January 1, 2009 adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and financial statement schedule of Century Aluminum Company and subsidiaries, and the effectiveness of Century Aluminum Company and subsidiaries’ internal control over financial reporting, all appearing in this Current Report on Form 8-K of Century Aluminum Company filed on October 21, 2009.

/s/ DELOITTE & TOUCHE

Pittsburgh, Pennsylvania
October 20, 2009